First Bancorp

Annual Incentive Plan

Introduction

The First Bancorp Annual Incentive Plan (“AIP”) is a cash bonus plan that links compensation to the achievement of performance goals. The performance goals will generally include business measures that improve both the short-term earnings and long-term earnings of the company and/or contribute to shareholder value.

Plan Features

Measurement Period	Calendar Year

Eligible Participants	Executive officers, and other employees of the Company designated by the Chief Executive Officer

Participation Categories	Branch - includes branch employees and Regional Executives.

Corporate - includes all other individuals, including executive officers, the audit department, the deposit and loan operations departments, the credit card department, collections, human resources, Montgomery Data Services, First Bank Insurance Services, and the Appraisal Department.

Performance Goals
One or more performance goals will be established related to consolidated corporate performance (“Corporate Performance Goals”) and related to regional and branch specific performance (“Regional/Branch Performance Goals”) - collectively “Performance Goals.”

The Corporate Performance Goals will be determined annually by the Board of Directors, upon recommendation by the Compensation Committee. The specific Regional/Branch Performance Goals will be determined annually by the Chief Executive Officer. There may be Corporate Performance Goals that are measured differently for Branch participants than for Corporate participants, and certain Corporate Performance goals may apply to only one category of participants.

Performance Goals may include, but are not limited to, the following business measures: net income, deposit growth, loan growth, noninterest income growth, and expense growth.

Calculation of Awards
Each participant is assigned a Target Award, which is expressed as a percent of their annual salary. The Compensation Committee determines the Target Award for the Company’s executive officers and officers classified as “Regional Executives.” The Company’s Chief Executive Officer establishes the Target Award for all other participants

The Target Award is then adjusted by multiplying it times the sum of the Performance Percentages (defined below) that apply to the individual.

Performance Goal Weight
Each Performance Goal will have an assigned weight (“Performance Goal Weight”) determined by the Compensation Committee and approved by the Board of Directors. The total of the assigned weights for all Performance Goals will be 100%.

For Branch participants, the sum of the Performance Goal Weights related to Regional/Branch Performance Goals will generally total 75% and the sum of the Performance Goal Weights related to Corporate Performance Goals will be 25%.

For Corporate participants, 100% of the Performance Goal Weights will be comprised of Corporate Performance Goals.

Performance Percentage	The Performance Percentage is a percentage reflecting actual performance in relation to the Performance Goal.

For each Performance Goal, a threshold goal, target goal, and maximum goal will be set on an annual basis.

Achievement of less than the threshold goal will result in a zero percent Performance Percentage. Achievement of the goal at the threshold level will result in a 50% percent Performance Percentage for that goal. Achievement of the Target Goal will result in 100% being applied to the

Performance Goal Weight to determine the Performance Percentage, and achievement of the Maximum Goal will result in 200% being applied to the Performance Goal Weight to determine the Performance Percentage.

Pro-rata extrapolation will be utilized to determine a Performance Percentage that is between the Threshold Goal and the Target Goal or the Target Goal and the Maximum Goal. See Exhibit A for a table illustrating the extrapolation at various intervals of performance.

Discretionary Awards
The Compensation Committee shall have the ability to adjust any award paid under this plan upward or downward in its discretion at any time. Examples of factors that the Compensation Committee may consider when adjusting an award include, but are not limited to: unusual items of income or expense, results of internal audit reports, and regulatory exam reports.

Payment of Awards	All awards will be paid in cash within 90 days after each fiscal year end.

Exhibit A

First Bancorp Annual Incentive Plan

Performance Achieved in Relation to the Performance Goal	Performance Percentage
At Threshold Goal	50
Halfway Between Threshold Goal and Target Goal	75
At Target Goal	100
Halfway Between Target Goal and Maximum Goal	150
At Maximum Goal	200